Exhibit 21


                   SUBSIDIARIES OF AG-CHEM EQUIPMENT CO., INC.
              (ALL WHOLLY-OWNED, EXCEPT AG-CHEM EUROPE B.V. AT 90%)




                Company                           Jurisdiction of Incorporation
                -------                           -----------------------------
Ag-Chem Sales Co., Inc.                                 Minnesota

Ag-Chem Manufacturing Co., Inc.                         Minnesota

Ag-Chem Equipment Co., International Corp.              U.S. Virgin Islands

Ag-Chem Equipment Canada, Ltd.                          Minnesota

Ag-Chem Europe B.V.                                     Netherlands

Lor*Al Products, Inc.                                   Minnesota